Exhibit 99.1 Contacts: Investor Relations: Julie McMahon ir@cimpress.com +1.781.652.6480 Media Relations: Paul McKinlay mediarelations@cimpress.com Cimpress Announces Offering of $200.0 Million of Senior Notes Due 2026 Dundalk, Ireland, February 10, 2020 -- Cimpress plc (Nasdaq: CMPR) today announced it has commenced, subject to market conditions, a private offering of $200.0 million in aggregate principal amount of 7.0% Senior Notes due 2026 (the "new notes"). The new notes will be issued as additional notes under an indenture, dated as of June 15, 2018, as supplemented, under which we previously issued $400.0 million in aggregate principal amount of our 7.0% Senior Notes due 2026. We intend to use the net proceeds of this offering to repay a portion of the indebtedness outstanding under our revolving credit facility, and to fund the payment of all related fees and expenses. The new notes proposed to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The new notes will be offered only to "qualified institutional buyers" under Rule 144A of the Securities Act or, outside the United States, to persons other than "U.S. persons" in compliance with Regulation S under the Securities Act. This press release is neither an offer to sell nor the solicitation of an offer to buy the new notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the offering of the new notes and the intended use of proceeds of the new notes. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including market conditions and the risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.